EXHIBIT 99.1

Contact:

Investors

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Maggie Flynn

              John Stevens

(617) 369 8577

              (617) 867 1451

mflynn@digitas.com

              jstevens@digitas.com

DIGITAS INC. NAMES CELLA IRVINE CHIEF ADMINISTRATIVE OFFICER

Former Microsoft, Hearst and Prodigy Executive is 20-year digital veteran

BOSTON—February 15, 2005—Digitas Inc. today announced the appointment of Cella Irvine as Chief Administrative Officer, effective March 31, 2005. Ms. Irvine, a 20-year veteran of digital enterprise and corporate operational and strategic roles, will report to Digitas Inc. Chairman and Chief Executive Officer David Kenny. As Chief Administrative Officer, Irvine will lead corporate infrastructural and strategic planning for the company. The company’s corporate level functions, including corporate communications, finance, information technology, law, process design, and strategic planning will report to Irvine.

Irvine has been a leader in the digital industry for nearly two decades. She was general manager of New York Sidewalk, Microsoft’s internet media venture, from its inception to the acquisition by Ticketmaster/CitySearch. Irvine helped guide Sidewalk to become the leader in its category and one of the 30 most heavily trafficked sites on the Internet.

Before joining Microsoft, she was a vice president and general manager of Hearst New Media, the interactive division of the Hearst Corporation. One of Hearst New Media’s earliest employees, she created and guided the company’s first digital media businesses, including an interactive newspaper and a CD-ROM venture that published award-winning titles. Before Hearst, Irvine was with Prodigy in a broad variety of roles, including heading the e-mail and Internet product management group. At Prodigy she also headed the customer relations group and held positions in strategic planning and account management. Prior to Prodigy, she produced and marketed entertainment and educational software at Activision, one of the early leaders in the videogame industry.

Irvine joins Digitas Inc. from Marsh, the world’s leading insurance brokerage, where she served as Chief Operations Officer of one of its business units. Her global responsibilities there included process management, administration, technology, product development and communications. She joined Marsh in 2001 as head of strategic planning for the corporation, and oversaw the development of the firm’s comprehensive three-year plan.

Irvine was for many years committed to the economic development of the digital industry in New York. She was Chair of the New York New Media Association and a Rockefeller Fellow in Public Policy. She is a member of the President’s Council of Cornell Women and received the prestigious Rising Star award from the New York Women’s Agenda. She also served on the advisory board of several emerging technology businesses. She holds a B.A. from Cornell and an M.B.A. from Harvard.

David Kenny, Chairman and Chief Executive Officer, said, “Cella is a veteran among digital industry veterans. Her passion as a pioneer and her strong business process and strategic planning background will serve our company, our people and our clients well. They make her the ideal addition to a leadership team focused on the scale and growth of these three constituents.”

Ms. Irvine said, “The reputation of and respect paid to Digitas and Modem Media, by clients and the industry, speak volumes about an opportunity to help lead the company, its agencies and its clients into the future. I am thrilled to be joining a leadership team and organization known for its creativity, strategy and technological savvy.”

About Digitas

Digitas Inc. (Nasdaq: DTAS) is among the world’s largest marketing services organizations and is the parent company of two of the industry’s most successful digital and direct marketing agencies: Modem Media and Digitas LLC. Digitas Inc. agencies offer strategic and marketing services that drive measurable acquisition, cross-sell, loyalty, affinity and customer care engines across digital and direct media for world-leading marketers. The Digitas Inc. family has long-term relationships with such clients as American Express, AOL, AT&T, Delta Air Lines, General Motors, IBM, Kraft Foods, Michelin and Unilever. Founded in 1980, Digitas Inc. and its two agencies: Modem Media, with offices in London, Norwalk, and San Francisco; and, Digitas, with offices in Boston, Chicago, and New York, employ more than 1,300 professionals.